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                                                                     Exhibit 1.3

                          INVESTMENT BANKING AGREEMENT

This Investment Banking Agreement (the "Agreement") is made and entered into as of May 21, 2003 by and among Telkonet, Inc. having a principal place of business at 435 Devon Park Drive Building 500, Wayne, PA 19087 (the "Company"), and vFinance Investments, Inc. ("VFI") a NASD member broker dealer, having a place of business at 880 Third Avenue, 4th Floor, New York, New York, 10022.

                             ENGAGEMENT OF SERVICES

The Company hereby retains VFI on a non-exclusive basis, for the purpose of providing to the Company Investment Banking services. VFI agrees to be retained to provide such services described in Section One below pursuant to the terms and conditions set forth herein.

                                   SECTION ONE
                                STATEMENT OF WORK

VFI will, on behalf of the Company, perform the following Investment Banking and Advisory Services:

Investment Banking Services:
----------------------------

         (a) VFI will act as investment banker in executing the approved business plan. In this capacity, VFI will identify potential investors and or acquisition or merger candidates. VFI will contact these firms and investors on behalf of the Company and will qualify them as appropriate partners. VFI will, with prior approval, on behalf of the Company structure and negotiate a transaction that is favorable to the Company. Specifically, VFI will make introductions in an attempt to explore strategic partnerships, explore add on acquisitions/mergers for the Company of identified opportunities fitting pre screened criteria, analyze capital raising initiatives accompanying targeted acquisitions and if mutually agreed to, raise such acquisition capital to facilitate the transactions. VFI will produce a sensitivity analysis to permit company to determine appropriate timing, structure and amounts of stand alone capital raise which upon mutual agreement VFI will commence a best efforts offering to complete such.

Advisory Services:
------------------

VFI will support the company by providing ongoing financial services to include:

         (a) Capital market advice and will use its best efforts to work with the Company's management ("Management") in creating market awareness of the Company and its stock, and in the organization and sponsorship of investor presentations. VFI will make a market in the Company's stock and will use its best efforts to seek to establish other market makers in the Company's stock. VFI will use its best efforts to seek to increase liquidity and maintain an orderly market in the Company's publicly traded stock, including assisting the buy-side and in cross-block trades of the Company's stock.

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         (b)      Advice to the Company pertaining to stock buyback plans, stock splits or dividends and other related plans as they pertain to the Company's stock price and liquidity. At the request of the Management of the Company, VFI will attend shareholder and Board Meetings to make presentations and provide shareholder communication services if requested.

OTHER SERVICES. In addition to the foregoing services VFI agrees to provide the following services to the Company:

         (a) Advisory services, including general business and financial analysis, corporate strategy development, transactional feasibility analysis and valuation analysis;
         (b) Assistance in the development of strategic priorities and acquisition/transaction criteria and identification of prospective candidates which satisfy those criteria;
         (c) Assistance in the preparation of any descriptive materials to be issued by the Company that may be required as a result of VFI's recommendations. Specifically, VFI will spend the necessary time with management to outline strategic positioning, objectives and means to accomplish them, develop a financial model and then compile that data into a Company Profile. The Company Profile will be in the form similar to those presented to the Company and once completed, copies of the Profile shall be distributed to all VFI branches and available online as well to VFI customers, the Company and all their designated recipients.

For the duration of this Agreement, VFI will have the ability to engage in substantive discussions with potential investors, acquirers, merger or acquisition candidates on behalf of the Company. VFI will provide the Company with the names of parties to whom it intends to disclose proprietary information, which will be required to enter into a Confidentiality Agreement with the Company and VFI prior to receiving any proprietary or confidential information of the Company. Unless the Company reasonably objects to such party with five (5) business days of being informed by VFI, such parties will be identified and included as a "VFI Party" under this Agreement.

In the event the Company, Management or its principal stockholders receive an inquiry from, or are otherwise in contact with, a party concerning the availability of the Company regarding an Additional Transaction(s), as defined herein below in Section Six, the Company will have the option of determining whether to notify and refer such party to VFI in order that VFI may continue such discussions. If the Company determines to notify VFI, the party will be identified and included as a VFI Party. If an Additional Transaction as defined below results from an introduction by the Company of a VFI Party, then fees associated with that particular transaction shall be reduced by half.

In the event the Company withholds its written approval authorizing VFI to approach a VFI Party, the Company agrees that neither it nor its agents, will discuss nor will the Company enter into an Additional Transaction(s) with such party during the Term of this Agreement as defined in Section Four of this Agreement. VFI will submit to the Company a list of those parties it intends to contact in regards to additional transactions and agree to carve out those identified as previously known parties.

Each prospect will be qualified and meetings will be set to present the Company to potential investors and merger and acquisition candidates. VFI will use it best efforts to work with Management to negotiate and close an Additional Transaction(s), with the understanding that the Company shall have the sole and absolute discretion as to whether or not to consummate any such transaction.

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In performing its services herein, VFI shall be entitled to rely without investigation upon all information that is provided by the Company, which information the Company hereby warrants that to the best of its knowledge and information shall be complete and accurate in all material respects, and not misleading. VFI in no way guarantees that the Company will successfully raise capital.

                                   SECTION TWO
                                  PLACE OF WORK

It is understood that VFI's services will be rendered both on and off-site of the Company. Subject to VFI providing reasonable prior notice, the Company agrees to provide an office, secretarial support, and time of key employees while VFI is on-site performing the services described in Section One.

                                  SECTION THREE
                              TIME DEVOTED TO WORK

In the performance of the services covered by this Agreement, the services and the hours VFI works, will be entirely within VFI's control and the Company enters into this Agreement in reliance upon VFI to put in such number of hours as is reasonably necessary to fulfill the spirit and the purpose of this Agreement.

                                  SECTION FOUR
                                    DURATION

The duration of this Agreement (the "Term") shall extend for a period of twelve
(12) months from the date first written above. This Agreement may be terminated at any time by VFI or the Company with or without cause, upon thirty (30) days prior written notice to the other party. If the Agreement is terminated by VFI within the first 60 days, VFI will return the initial fee forwarded by the Company.

                                  SECTION FIVE
                                     PAYMENT

Upon execution of this Agreement, the Company will agree to pay VFI a non-refundable consulting fee of Twelve Thousand Dollars ($12,000) in consideration of the Investment Banking and Advisory services that VFI will commence to engage in. Four Thousand Dollars ($4,000) will be due upon execution of this Agreement. Four Thousand Dollars ($4,000) shall be due upon delivery of the draft of the Profile and the balance of Four Thousand Dollars ($4,000) shall be due 30 days thereafter. Upon the successful completion of any Additional Transaction(s) as defined below, VFI shall deduct the Twelve Thousand Dollars ($12,000) consulting fee from any success fee earned by and due to VFI. In addition, the Company shall grant to VFI or its designees Thirty Five Thousand (35,000) shares of its restricted common stock and Thirty Five Thousand (35,000) warrants to purchase shares of the Company's common stock for a period of three years at an exercise price equal to 125% of the closing price on the date which this Agreement is executed. These warrant shall contain customary cashless exercise and piggyback registration rights.

                                   SECTION SIX
                             ADDITIONAL TRANSACTIONS

For purposes of this Agreement, Additional Transaction(s) shall mean any "Debt Financing", "Subordinated Debt Financing", "Private Placement, Capital Infusion, Equity Investment or Financing", or a "Purchase, Merger or Sale Transaction".

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Debt Financings.
----------------

Other than the Company's current debt financing in the amount of $5 million, For the purpose of this Agreement, a "Debt Financing" shall include any transaction (or series of transactions) which involves a VFI Party; and which directly or indirectly results in: (i) senior and working capital lines, or other similar borrowings of the Company normally undertaken by businesses in the course of operations which includes capital received in consideration for notes, bonds, equipment leasing transactions, or debentures not expressly defined as "junior" or "subordinated" (discussed below), (ii) a combination of any such debt described above together with the issuance and warrants/options to such VFI Parties, or (iii) convertible "debt, as described above, to equity" securities.

In the case of a "Debt Financing" where the source of debt financing, excluding subordinated debt financing, is originated by VFI or is from a VFI Party and the transaction closes during the Term of this Agreement, or within twelve (12) months of any termination or expiration thereof, VFI shall receive upon closing of the transaction, a lump-sum consulting fee computed by taking the total proceeds actually received by the Company multiplied by two (2%) percent. In the case of the Company's current debt financing of $5 million, where the source of debt financing, excluding subordinated debt financing, is originated by VFI or is from a VFI Party and the transaction closes during the term of this Agreement, or within twelve (12) months of any termination or expiration thereof, VFI shall receive upon closing of the transaction, a lump-sum consulting fee computed by taking the total proceeds actually received by the Company multiplied by four (4%) percent.

Subordinated Debt Financings.
-----------------------------

For the purpose of this Agreement, a "Subordinated Debt Financing" shall mean any transaction (or series of transactions) which involves (a) a VFI Party; and
(b) which directly or indirectly results in the Company receiving proceeds from any debt financing Junior or subordinated to other debt, i.e., repayable in the case of liquidation only after senior debt with a higher claim and priority has been satisfied. This type of debt may be but not necessarily characterized by such features as interest only payments for a specified period of time, equity participation through warrants/options and other instruments, and convertible features.

In the case of a "Subordinated Debt Financing" where the source of subordinated debt financing is originated by VFI or is from a VFI Party and the transaction closes during the Term of this Agreement, or within twelve (12) months of any termination or expiration thereof, VFI shall receive upon closing of the transaction, a lump-sum consulting fee computed by taking the total proceeds actually received by the Company multiplied by five (5%) percent.

Equity Raise.
-------------

For the Purpose of this Agreement, a "Private Placement, Equity Capital Infusion, or any Equity Investment or Financing" where the source is originated by VFI or a VFI Party; which directly or indirectly results in the transaction closing during the Term of this Agreement, or within (12) months of any termination or expiration thereof, VFI shall receive upon closing of the transaction (1) if a retail placement effectuated through VP brokers, a lump-sun consulting fee computed by taking the total gross proceeds actually received by the Company multiplied by ten (10%) percent plus a non-accountable expense allowance of three percent (3%) multiplied by the total gross proceeds actually received by the Company and ten percent (10%) Placement Agent warrants (2) if an institutional placement effectuated by VFI investment bankers, a lump-sun consulting fee computed by taking the total gross proceeds actually received by the Company multiplied by six (6%) percent plus a non-accountable expense allowance of one and a half percent (1 1/2%) multiplied by the total gross proceeds actually received by the Company and six percent (6%) Placement Agent warrants.

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Purchase, Merger or Sale Transaction.
-------------------------------------

If an Purchase, Merger or Sale Transaction is consummated between the Company and en VF Party during the Tern of this Agreements or a period of twelve (12) months after the termination or expiration of this Agreement, Company shall pay VF or cause VF to be paid, at the closing of such transaction a fee computed by taking the Total Consideration received at each respective closing involved in such Purchase or Sale Transaction multiplied by a percentage determined pursuant to the following schedule:

              ------------------------------------  ---------------
              Total Consideration                         Fee
              ------------------------------------  ---------------
              $0 to $999,999                              5.0%
              ------------------------------------  ---------------
              $1,000,000 to $1,999,999                    4.0%
              ------------------------------------  ---------------
              $2,000,000 to $2,999,999                    3.0%
              ------------------------------------  ---------------
              $3,000,000 to $3,999,999                    2.0%
              ------------------------------------  ---------------
              $4,000,000 or greater                       1.0%
              ------------------------------------  ---------------

A Purchase. Merger or Sale Transaction (or series of transactions) which involves (a) a VF Party; and (b) which directly or indirectly results in (1) the acquisition by the Company of all or any part of the existing capital stock of such third party or all or any part of the assets of such third party (or any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), or (ii) the acquisition by such third party of all or any part of the existing capital stock of the Company or all or any part of the assets of the Company (including any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), including in each such case, without limitation, any sale or exchange of capital stock or assets (including cash and other liquid assets), any merger or consolidation (including any such transaction in which the third party is the surviving entity) or any similar transaction outside of the ordinary course of the Company's business.

For the purposes of this Agreement with respect to a Purchase, Merger or Sale Transaction, Total Consideration shall mean and be computed as the total sale proceeds and other consideration received by Company, its stockholders, directed beneficiaries or any newly formed entity owned or participated in by Company ("New Company") an including, but not limited to: cash, securities, notes, debentures, agreements not-to-compete, including contingent and installment payments; consideration for assets owned by subsidiaries or entitles controlled by the Company; the total value of liabilities specifically assumed by the acquirer; and any other tangible net benefit to the Company, its shareholders or directed beneficiaries all as valued and set forth in the transaction documents, unless otherwise agreed in writing.

Payment of Fees and Warrants.
-----------------------------

All fees due to VF pursuant to this Agreement are payable in cash. All fees are payable to VF at the closing date of the subject transaction. To the extent amounts are payable to Company after the closing date of a transaction, the Company shall pay VF the applicable fee associated with such amounts at the time such amounts are actually received by Company. Any fees due and not paid when due will accrue interest at the rate of twelve percent (12.0%) annually and the Company will be responsible for reasonable legal expenses, including without limitation appellate expenses (at both the trial and appellate level) incurred by VF in collecting such fees. Warrant and registration rights as well as the Company's obligations to compensate VF as described in this Section Six shall remain in full force and effect for a period of twelve (12) months following the termination or expiration of this Agreement.

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The Company will reimburse VFI for all pre-approved business expenses
("Expenses") incurred by VFI in the performance of the work as described in this Agreement. As of the execution of this Agreement, these expenses include 1) all phone, fax, postage, shipping, printing and internet connection charges; 2) mileage charges at Thirty-Six and One-Half Cents ($.365) per mile; and 3) all reasonable travel expenses for Company approved meetings. Expenses will be billed and paid on a monthly basis beginning on the first of each month beginning with the first calendar month following the date of this Agreement. No expense shall be incurred in excess of Two Hundred Fifty Dollars ($250) without approval from the Company prior to expenditure.

                                  SECTION SEVEN
                         STATUS OF VFI; INDEMNIFICATION

VFI is and shall be an independent contractor and is not and shall not be deemed or construed to be employees of the Company by virtue of this Agreement. Neither VFI, nor the Company shall hold VFI out as an agent, partner, officer, director, or other employee of the Company in connection with this Agreement or the performance of any of the duties, obligations or performances contemplated hereby and VFI further specifically disclaims any and all rights to an equity interest in or a partnership with the Company by virtue of this Agreement or any of the transactions contemplated hereby, except as specifically provided herein. VFI specifically acknowledges and agrees that it shall have no authority to execute any contracts or agreements on behalf of the Company or any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company (an "Affiliate") and it shall have no authority to bind the Company or its Affiliates to any obligation (contractual or otherwise). For purposes of this Agreement, (a) the term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting interests, by contract or otherwise and
(b) the term "person" shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, trust, joint venture or other entity.

It is hereby acknowledged and agreed that the Company has not, is not and shall not be obligated to make, and that it is the sole responsibility of VFI to make, in connection with any income earned by VFI from the Company, all periodic withholding taxes, FICA taxes, SECA payments, Federal unemployment taxes (FUTA) and any other Federal or state taxes, payments or filings required to be paid, made or maintained.

In the event that VFI becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in this Agreement not resulting from or relating to VFI's recklessness, negligence, bad faith or intentional wrongful acts, the Company will reimburse VFI for reasonable legal and other expenses as such expenses are incurred in connection therewith. The Company will also indemnify and hold harmless VFI and its officers, employees, agents and shareholders against losses, claims, damages or liabilities to which VFI may become subject in connection with any matter referred to in this Agreement, except to the extent that any such loss, claim, damage or liability results from the recklessness, negligence, bad faith or intentional wrongful acts of VFI performing the services that are the subject of this Agreement. The provisions of this Section 7 shall survive any termination or expiration of this Agreement for a period of twenty-four (24) months.

Upon receipt by VFI or its officers, employees, agents or shareholders ("Indemnified Person") of actual notice of an action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company ("Indemnifying Party"), in writing; provided that failure so to notify such Indemnifying Party shall not relieve such Indemnifying Party from any liability which such Indemnifying Party may have on account of this indemnity or otherwise, except to the extent such Indemnifying Party shall have been materially prejudiced by such failure.

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The Indemnifying Party shall, if requested by the Indemnified Person, assume the defense of any such action including the retention of counsel reasonably satisfactory to the Indemnified Person. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Indemnifying Party has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such action (including any impleaded parties) include both such indemnified Person and the Indemnifying Party, and such indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party; provided that the Indemnifying Party shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any action in the same jurisdiction, in addition to any local counsel. The indemnifying Party shall not be liable for any settlement of any action effected without its written consent, which consent shall not be unreasonably withheld. In addition, an indemnifying Party will not, without prior written consent of the applicable indemnified Person, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes en unconditional release of each Indemnified Person from all Liabilities arising out of such action.

                                  SECTION EIGHT
                               SERVICES FOR OTHERS

VFI may, during or subsequent to the Term, perform services for any other person or firm without the Company's prior approval.

                                  SECTION NINE
                                    OWNERSHIP

VFI acknowledges that the Company will be free to use all work developed under this Agreement for future and continued usage without any obligation to remit any payment to VFI other than that which is defined in this Agreement.

                                   SECTION TEN
                                  GOVERNING LAW

The laws of the State of Florida shall govern this Agreement. Any controversy or claim arising out of, or relating to, this Agreement, to the making, performance, or interpretation of it, shall be settled by arbitration in New York unless otherwise mutually agreed upon by the parties, under the commercial arbitration rules of the American Arbitration Association then existing, and any judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the Successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

The Governing Law provisions shall survive any termination of this Agreement.

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                                 SECTION ELEVEN
                                   INTEGRATION

This Agreement contains the entire Agreement among the parties and supersedes all prior oral and written agreements, understandings, and representations among the parties. No amendments to this Agreement shall be binding unless executed in writing by all the parties.

                                 SECTION TWELVE
                                 CONFIDENTIALITY

Except as otherwise required by law, the terms of this Agreement shall not be disclosed by VFI to any third party, with the exception of potential investors as part of their due diligence efforts, without the prior written consent of both parties to this Agreement VFI shall keep confidential and not disclose any non-public information provided to it by or on behalf of the Company or by any third-party, in relation to any of the services provided or to be provided by it to the Company, except that it may disclose any such information to its advisors (which persons shall be bound by similar confidentiality obligations and for which VFI shall accept full responsibility in compliance with this Section) or as required by law or with the prior consent of the Company. The restrictions in the preceding sentence shall not apply to information that becomes publicly available through no fault of VFI or information that VFI may be required by law to disclose.




IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.


Telkonet, Inc.
By:

/s/ Ronald W. Pickett
--------------------------
Name:    Ronald W. Pickett
Date:    May 21, 2003
Title:   President




VFinance Investments, Inc.
By:

/s/ Leonard Sokolow
--------------------------
Name:    Leonard Sokolow
Date:    May 22, 2003
Title:   Chairman